Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Announces Statistically Significant Results for

Budesonide Foam in the Treatment of Active Mild to Moderate

Ulcerative Proctitis or Ulcerative Proctosigmoiditis

in Two Pivotal Phase 3 Studies

RALEIGH, NC, May 22, 2013—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful completion and outcome of two pivotal Phase 3 studies to evaluate the efficacy and safety of budesonide foam in the treatment of active mild to moderate ulcerative proctitis (UP) or ulcerative proctosigmoiditis (UPS). In each of the two pivotal Phase 3 studies, a statistically significant proportion of subjects treated with budesonide foam achieved clinical remission compared to subjects treated with placebo foam.

“We are pleased with the outcome of our pivotal studies of budesonide foam in the treatment of UP and UPS,” stated Bill Forbes, Executive Vice President, Medical, Research and Development and Chief Development Officer, Salix. “Patients with UP and UPS can be challenging to treat. Oral treatments may be limited by their ability to deliver drug to the rectum and sigmoid colon, and enema treatments may be limited by patients’ ability to retain the liquid. Knowing this, our partner, Dr. Falk Pharma GmbH, developed budesonide foam which is approved and sold in Europe for the treatment of UP and UPS. We believe foam formulations provide important advantages over enema formulations principally with respect to drug retention and patient acceptance. We are working to submit a New Drug Application for budesonide foam as a treatment for UP and UPS by the end of September 2013. If approved, budesonide foam would be the first foam product approved in the United States for patients with UP (ulcerative colitis up to 10 cm from the rectum) as well as for patients suffering from UPS (ulcerative colitis up to 40 cm from the rectum). We believe this combination of using a high potency topical steroid with a delivery formulation that covers both UP and UPS would be a valuable addition to the available therapies for these patients.”

The two randomized, double-blind, placebo-controlled, multicenter studies in subjects who present with a diagnosis of active mild to moderate UP or UPS were designed to establish the efficacy profile of rectally administered budesonide foam administered as 2mg/25mL twice daily for two weeks followed by 2mg/25mL once daily for four weeks, as compared to an equivalent volume of rectally administered placebo foam over the same dosing schedule. During the study, subjects were allowed to maintain previously established oral 5-ASA treatment at doses up to 4.8 grams per day. The primary end point was the proportion of subjects who achieved remission defined as an endoscopy score of < 1, a rectal bleeding score of 0, and an improvement or no change from baseline in stool frequency subscales of the Modified Mayo Disease Activity Index (MMDAI), at the end of 6 weeks of treatment or withdrawal.

About Ulcerative Proctitis (UP) and Ulcerative Proctosigmoiditis (UPS)

Ulcerative colitis (UC) is a systemic inflammatory disease affecting the colon lining, or mucosa. It is characterized by chronic relapses and remissions of symptoms. The development of UC involves multiple factors which are not completely understood. Inflammation of the colonic mucosa begins distally in the anal canal and spreads proximally to varying degrees. Ulcerative proctitis is the term used for UC that is limited to the rectum, which represents 25 to 55% of all UC cases reported at initial diagnosis. Ulcerative proctosigmoiditis refers to UC in the rectum and the sigmoid colon.

Symptoms are a function, in part, of both the extent and severity of disease and typically include diarrhea, rectal bleeding, abdominal pain, and tenesmus (an ineffectual urge to evacuate the bowel). Other systemic manifestations may include anorexia, weight loss, fatigue, fever, arthritis, eye inflammation, and liver disease.

About Budesonide

Budesonide is a potent, non-halogenated, synthetic glucocorticosteroid structurally related to hydroxyprednisolone, and belonging to the corticosteroids with the highest receptor affinity. It shows a high ratio of topical to systemic activity. Budesonide has anti-inflammatory, anti-allergic, anti-exudative, and anti-edematous properties. The pharmacological action of budesonide is attributed to inhibition of mediator release from mast cells, basophils and macrophages, and to redistribution and inhibition of the migration of inflammatory cells. The 16a, 17a-acetal group of budesonide facilitates enhanced topical anti-inflammatory activity, greater affinity for the glucocorticoid receptor, and stability in extra-hepatic tissues. Budesonide has a relatively high water solubility, which allows for rapid dissolution, facilitating rapid transport to the bowel wall and high uptake into tissue, producing high concentrations and high activity in target tissues when applied topically.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of our marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.